Exhibit 10.3

MODIFICATION AND WAIVER AGREEMENT

This Modification and Waiver Agreement (“Agreement”) dated as of January 13, 2006 is entered into by and among Dyneco Corporation, a Minnesota corporation (the “Company”) and the subscribers and Finders identified on the signature page hereto (each herein a “Subscriber” and collectively “Subscribers” or the “Parties”).

WHEREAS, the Company and the Subscribers are parties to Subscription Agreements (“Subscription Agreements”) dated March 2, 2005 relating to an aggregate investment of $327,000 by Subscribers in secured convertible notes (“Notes”) convertible into Common Stock of the Company and Common Stock Purchase Warrants (“Warrants”); and

WHEREAS, the Company is in default of material terms of the Transaction Documents and the Subscribers may elect to exercise their rights to accelerate the Maturity Date of the Notes and foreclose on the Collateral under the Security Agreement; and

WHEREAS, the Company is contemplating a business combination with Dynamic Leisure Group Inc. (the “Combination”); and

WHEREAS, the Company and Subscribers desire to restructure the terms of the Transaction Documents to their mutual benefit.

NOW THEREFORE, in consideration of the mutual covenants and other agreements contained in this Agreement, the Company and the Subscribers hereby agree as follows:

1.          All the capitalized terms employed herein shall have the meanings attributed to them in the Subscription Agreements and the documents and agreements delivered therewith (“Transaction Documents”).

2.	The Note is amended as follows:

(a)        Interest shall be payable on March 31, 2006 and quarterly thereafter on the last day of each calendar quarter.

(b)        The Fixed Conversion Price is $0.75.

(c)        The first Repayment Date shall be June 1, 2006 and the Monthly Principal Amount shall be equal to one-eleventh (1/11th) of the Initial Principal Amount.

3.           In exchange for Subscriber’s consent, hereby given, the Company may obtain debt or equity financing (“Other Financing”) on condition that the Other Financing must result in minimum gross proceeds to the Company of $1,500,000. In the event the gross proceeds of the Other Financing are equal to or greater than $1,500,000 but less than $3,000,000, then the Subscriber may demand and the Company will repay up to one-half of the initial principal amount of the Note, together with a premium of 50% of such amount of principal being paid. In the event the gross proceeds of the Other Financing are $3,000,000 or more, then the Subscriber may demand and the Company will repay up to the entire outstanding Note principal together with a premium of 50% of such amount of principal being paid. The Subscriber must be given not less than ten business days written notice prior to the Closing of the Other Financing. The foregoing payments must be made contemporaneously with the closing of the Other Financing.

4.          Provided an Event of Default has not occurred, the Subscribers will release their security interest in the Collateral upon the closing of the Other Financing.

5.	The Company is granted the following rights to prepay the Note:

Provided an Event of Default or an event which with the passage of time or the giving of notice could become an Event of Default has not occurred, whether or not such Event of Default has been cured, the Company will have the option of prepaying the outstanding principal amount of the Notes (“Optional Redemption”), in whole or in part, by paying to the Subscriber a sum of money equal to one hundred and fifty percent (150%) of the principal amount of the Notes to be redeemed, together with accrued but unpaid interest thereon and any and all other sums due, accrued or payable to the Subscriber arising under the Note or any Transaction Document through the Redemption Payment Date as defined below (the “Redemption Amount”). The Company’s election to exercise its right to prepay must be by notice in writing (“Notice of Redemption”). The Notice of Redemption shall specify the date for such Optional Redemption (the “Redemption Payment Date”), which date shall be not later than ten (10) business days after the date of the Notice of Redemption (the “Redemption Period”). A Notice of Redemption shall not be effective with respect to any portion of Note principal for which the Subscriber has a pending election to convert, or for conversions initiated or made by the Subscriber during the Redemption Period. On the Redemption Payment Date, the Redemption Amount, less any portion of the Redemption Amount against which the Subscriber has exercised its conversion rights, shall be paid in good funds to the Subscriber. In the event the Company fails to pay the Redemption Amount on the Redemption Payment Date as set forth herein, then (i) such Notice of Redemption will be null and void, (ii) Company will have no right to deliver another Notice of Redemption, and (iii) Company’s failure may be deemed by Subscriber to be a non-curable Event of Default. A Redemption Notice may be given only at a time a Registration Statement is effective. A Notice of Redemption may not be given nor may the Company effectuate a Redemption without the consent of the Subscriber, if at any time during the Redemption Period an Event of Default or an Event which with the passage of time or giving of notice could become an Event of Default (whether or not such Event of Default has been cured), has occurred or the Registration Statement registering the Registrable Securities is not effective each day during the Redemption Period.

6.          In the event the number of Warrant Shares issuable in the aggregate to the Subscribers is reduced pursuant to the provisions of Section 4 of the Warrants, such reduction will not be to fewer than 300,000 Warrant Shares in the aggregate divided between the Subscribers proportionately to the amount of Warrant Shares purchasable by them upon the initial issuance of the Warrants. The Purchase Price per Warrant Share for all of the Warrants shall be $1.00. If the Combination occurs, the Warrants will be exercisable until three years after the filing date of Form 8-K including audited financial statements relating to the Combination (“8-K Filing Date”). For purposes of this Section 6 and the amount of Warrant Shares purchasable pursuant to the Warrants, Subscribers shall not include the interests of the Finders.

7.          Section 11 of the Class C Warrant shall be applicable to all of the Warrants except that the percent figure in Section 11(e) shall be changed to “two hundred and fifty percent” and the Lookback Period shall be changed to twenty consecutive trading days.

8.          The Company will file an amended Registration Statement to reflect the terms of this Agreement not later than ninety days after the Modification Effective Date (as defined in Section 10 below) and cause such amendment to be declared effective by the Commission not later than 60 days after such amendment filing date. Failure to comply with the foregoing filing and effective dates shall be a Non-Registration Event in connection with which Liquidated Damages shall accrue in the amounts set forth in Section 11.4 of the Subscription Agreement. In the event an amendment to the registration statement may not be filed to register securities which may be issuable pursuant to this Amendment, then such additional securities, including the Additional Shares described below, the Company agrees to file a Registration Statement in relation to such securities pursuant to Section 11 of the Subscription Agreement and particularly Section 11.1(iv) of the Subscription Agreement, except that in relation to such securities the Filing Date and Effective Date shall respectively be 120 days and 180 days after the Modification Effective Date. Such additional securities and Additional Shares are deemed Registrable Securities.

9.          The Excepted Issuances are deleted from Section 12(a) of the Subscription Agreement.

10.        The effective date of this Agreement shall be the sooner of (i) the receipt by the Company of the net proceeds of the Other Financing, or (ii) five days after the execution of this Agreement by all parties hereto (“Modification Effective Date”). If the 8-K Filing Date does not occur on or before April 5, 2006 then this Agreement shall be void and the Company and Subscribers shall be restored to their respective positions as if this Agreement were not entered into except that the Subscribers will retain the Additional Shares and the rights granted to them in relation thereto.

11.        Not later than fifteen days after the date of the date this Agreement is executed by all the parties hereto, the Company will deliver 100,000 shares of Common Stock, to each of Alpha Capital Aktiengesellschaft and JM Investors Failure to timely deliver the Additional Shares is an Event of Default under the Notes. (“Additional Shares”). The Additional Shares will contain the legend set forth in Section 4(h) of the Subscription Agreement. For the benefit of the parties hereto, the Company hereby makes all the representations, warranties, covenants undertakings and indemnifications contained in the Transaction Documents, as if such representations were made by the Company as of this date. The Subscribers hereby make all of the representations, warranties, covenants, indemnifications and undertakings contained in the Transaction Documents as if such representations were made by the Subscribers as of this date. The Company represents that the Additional Shares are fully paid and non-assessable. In addition to the registration rights described in Paragraph 8 above, the Subscribers are granted the rights described in Section 11.1(ii) of the Subscription Agreement in relation to the Additional Shares.

12.        The amounts of Warrants, Warrant Shares, Warrant Exercise Price and Conversion Price reflect a proposed thirty for one reverse split of the Common Stock. In the event a stock split in a different proportion is approved, the foregoing amounts shall be equitably adjusted except that the number of Warrant Shares issuable to Alpha Capital Aktiengesellschaft and JM Investors LLC in the aggregate may not be reduced below 300,000 as described in Section 6 of this Agreement.

13.        The Subscribers waive exercise of the remedies and rights available to them for Events of Default existing as of the Modification Effective Date and the payment of liquidated or other damages related thereto.

14.        Within three business days after the date of this Agreement and as a condition of this Agreement, the Company will pay to Grushko & Mittman, P.C. the sum of $5,000 in payment of Subscribers legal fees in connection with this Agreement.

15.         All other terms and conditions of the Transaction Documents, including the accrual of regular interest shall remain in full force and effect and payable.

16.         This Modification and Waiver Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to any other party, it being understood that all parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were an original thereof. A copy of this Agreement annexed to the Note or Warrants shall be sufficient to reflect the amendment thereto.

17.         Each of the undersigned states that he has read the foregoing Agreement and understands and agrees to it.

DYNECO CORPORATION
the “Company”

By: /s/ Thomas C. Edwards, President

/s/ Konrad Ackerman	/s/ Jeffrey Rubin
ALPHA CAPITAL AKTIENGESELLSCHAFT	JM INVESTORS, LLC
(“Subscriber”)	(“Subscriber”)

/s/ Seymore Brau	/s/ Jeffrey Rubin
LIBRA FINANCE, S.A. (“Finder”)	JM INVESTORS, LLC (“Finder”)

/s/ Robert Prager

RJ PRAGER CORP. (“Finder”)